Exhibit 99.1

NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE	Contact: James M. Myers, Executive Vice President and Chief Financial Officer (858) 677-3005

PETCO Reports Second Quarter Fiscal 2003 Financial Results

•                  Net Earnings Increase to $0.23 Per Diluted Share

•                  Comparable Store Net Sales Up 6.1% on Top of 8.5% Increase in Prior-Year Period

•                  Pro Forma Net Earnings Increase 45% to $0.25 Per Diluted Share

•                  Raising Earnings Outlook for Third Quarter and Full-Year 2003

SAN DIEGO – August 19, 2003 – PETCO Animal Supplies, Inc. (Nasdaq: PETC) today reported financial results for the second quarter ended August 2, 2003. The Company also provided increased guidance for the third quarter and full fiscal year 2003.

 “We have enjoyed more than a decade of strong comparable store net sales performance through a variety of economic environments,” commented Brian K. Devine, Chairman, President and Chief Executive Officer. “Second quarter 2003 continued this trend with comparable net sales increasing 6.1%, on top of the 8.5% increase we reported in the prior year period.  By focusing on our vision of best promoting, through our people, the highest level of well-being for companion animals, and supporting the human-animal bond, we continue to successfully execute our strategy for growth.  We believe we are well positioned to continue to deliver strong results for the remainder of 2003, and today, we are raising our per share earnings guidance for the 2003 third quarter and full-year.”

Second Quarter Results

Net sales in the second quarter of 2003 were $398.4 million with a comparable store net sales increase of 6.1%.  The comparable store net sales increase in the period comes on top of an 8.5% increase in the prior year’s second quarter.  Overall, net sales increased 12.4% over the second quarter of 2002.

Net earnings for the second quarter were $13.5 million, or $0.23 per diluted share.  This compared with net earnings of $9.9 million, or $0.17 per diluted share, in the prior year second quarter.

The second quarter of 2003 included $1.6 million of non-cash debt retirement costs resulting from an early repayment of a portion of the Company’s long-term senior credit facility.

Excluding this item and related tax effect, pro forma net earnings for the second quarter of 2003 were $14.4 million, or $0.25 per diluted share, a 45% increase over the prior year’s second quarter of $9.9 million or $0.17 per diluted share.

For the second quarter of 2003, operating income rose 22% to $30.2 million, or 7.6% of net sales.  This represented a 60 basis point increase over the prior year second quarter.

First Half Results

Net sales in the first half of 2003 were $783.2 million with a comparable store net sales increase of 5.3%.  The comparable store net sales increase comes on top of an 8.9% increase in the prior year period.  Overall, net sales increased 11.3% year to date.

Net earnings for the first half of 2003 were $24.6 million, or $0.42 per diluted share.  This compared with a net loss available to common stockholders of $19.8 million, or $0.36 per diluted share, in the prior year period.

The first half of 2003 included $1.6 million of non-cash debt retirement costs resulting from an early repayment of a portion of the Company’s long-term senior credit facility.  In the first quarter of fiscal 2002 PETCO completed an initial public offering.  The first half 2002 results included the following items: $12.8 million in management fees and termination costs related to the termination in February 2002 of a management services agreement that was entered in conjunction with our leveraged recapitalization; $8.4 million in stock-based compensation expense and other primarily financing and legal costs of $1.2 million related to the Company’s initial public offering; $3.3 million of debt retirement costs related to the early repurchase of senior subordinated notes with proceeds of the offering; and, an increase in the carrying amount and premium on redemption of previously outstanding preferred stock of $20.5 million.

Excluding the previously mentioned items and related tax effects, pro forma net earnings for the first half of fiscal 2003 were $25.5 million, or $0.44 per diluted share, a 37% increase over the prior year’s pro forma net earnings available to common stockholders of $18.6 million or $0.32 per diluted share.

Gross Profit Margins

Gross profit margin for the second quarter improved approximately 200 basis points to 32.6% compared to 30.6% for the second quarter of 2002. The gross profit improvement was driven by the continuing change in mix from lower margin pet food sales to higher margin categories, such as pet accessories, supplies and services.  The improvement also includes a net benefit of 70 basis points for the adoption of Emerging Issues Task Force Consensus No. 02-16, related to accounting for vendor consideration.  As a percentage of net sales, the net benefit consisted of the initial reclassification of 110 basis points from SG&A, before the deferral of 40 basis points to inventory.

Early Repayment of Long-Term Debt

During the second quarter of 2003, PETCO made an early repayment of $50 million of its long-term senior credit facility from operating cash flows.  The Company obtained improved terms, including a 50 basis point reduction in interest rate, on the remaining $141.5 million balance of its long-term senior credit facility.

Store Expansion Program

PETCO opened 19 new stores during the second quarter of 2003.  The Company has now opened 41 new stores in 2003 and, net of relocations and closings, the addition of 36 new stores has increased its store base to 636 locations.  With plans to open a total of 50 net new stores in 2003, PETCO continues to reinforce its national brand presence.

The Company has completed 33 remodels of existing stores to its latest millennium format during the first half of 2003. As previously reported, the Company plans to remodel up to a total of 50 existing stores into the millennium format during fiscal 2003.

Outlook

The Company currently expects a comparable store net sales increase of approximately 6% for the third quarter of 2003.  This increase in comparable store net sales would come on top of the 8.3% increase achieved in the third quarter of 2002.  For the full fiscal year 2003, the Company continues to expect a comparable store net sales increase of approximately 6%.

Due to the strong sales results it is achieving, combined with its ability to drive further gross margin improvement, the Company currently expects earnings per diluted share for the third quarter of 2003 in the range of $0.25 - $0.26.  The Company now expects to report full fiscal year 2003 pro forma earnings per diluted share in the range of $1.11 - $1.13.  The Company had previously provided guidance for full fiscal year 2003 earnings per diluted share in the range of $1.02 - $1.04.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through our people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of $1.48 billion in the fiscal year ended February 1, 2003. It operates 636 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $13.0 million in support of more than 1,600 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 8/2/03	Quarter Ended 8/3/02	Quarter Ended 8/2/03	Quarter Ended 8/3/02
Net sales	$398,446	$354,469	$398,446	$354,469
Cost of sales and occupancy costs	268,675	246,049	268,675	246,049
Gross profit	129,771	108,420	129,771	108,420

Selling, general and administrative expenses	99,589	83,767	99,589	83,767
Operating income	30,182	24,653	30,182	24,653

Interest expense, net	7,090	8,375	7,090	8,375
Debt retirement costs	1,572	—	—	—

Earnings before income taxes	21,520	16,278	23,092	16,278

Income taxes	8,042	6,348	8,655	6,348

Net earnings	$13,478	$9,930	$14,437	$9,930

Net earnings per common share, basic and diluted	$0.23	$0.17	$0.25	$0.17

Basic weighted average number of common shares	57,409	57,300	57,409	57,300
Diluted weighted average number of common shares	58,176	58,007	58,176	58,007

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G.  The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.  The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

Quarter Ended 8/2/2003

GAAP net earnings	$13,478
Adjustments:
Debt retirement costs	1,572
Tax effect	(613)

Pro forma net earnings	$14,437

GAAP net earnings per common share, diluted	$0.23
Pro forma net earnings per common share, diluted	$0.25

Diluted weighted average number of shares (GAAP and Pro forma)	58,176

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	26 Weeks Ended 8/2/03	26 Weeks Ended 8/3/02	26 Weeks Ended 8/2/03	26 Weeks Ended 8/3/02
Net sales	$783,153	$703,681	$783,153	$703,681
Cost of sales and occupancy costs	534,323	491,558	534,323	490,098
Gross profit	248,830	212,123	248,830	213,583

Selling, general and administrative expenses	193,909	165,880	193,909	165,880
Management fees and termination costs	—	12,760	—	—
Stock based compensation and other costs	—	8,176	—	—
Operating income	54,921	25,307	54,921	47,703

Interest expense, net	13,667	17,133	13,667	17,133
Debt retirement costs	1,572	3,336	—	—

Earnings before income taxes	39,682	4,838	41,254	30,570

Income taxes	15,125	4,135	15,738	11,922
Net earnings	24,557	703	25,516	18,648

Increase in carrying amount and premium on redemption of preferred stock	—	(20,487)	—	—

Net earnings (loss) available to common stockholders	$24,557	$(19,784)	$25,516	$18,648

Net earnings (loss) per common share, basic	$0.43	$(0.36)	$0.44	$0.33
Net earnings (loss) per common share, diluted	$0.42	$(0.36)	$0.44	$0.32

Basic weighted average number of common shares	57,393	54,834	57,393	57,241
Diluted weighted average number of common shares	58,076	54,834	58,076	58,267

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G.  The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.  The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	26 Weeks Ended 8/2/03	26 Weeks Ended 8/3/02
GAAP net earnings (loss) available to common stockholders	$24,557	$(19,784)
Adjustments:
Management fees and termination costs	—	12,760
Stock based compensation and other costs (including 0 and $1,460, respectively, in cost of sales and occupancy costs)	—	9,636
Debt retirement costs	1,572	3,336
Increase in carrying amount and premium on redemption of preferred stock	—	20,487
Tax effect	(613)	(7,787)

Pro forma net earnings available to common stockholders	$25,516	$18,648

GAAP net earnings (loss) per common share, diluted	$0.42	$(0.36)
Pro forma net earnings per common share, diluted	$0.44	$0.32

GAAP diluted weighted average number of shares	58,076	54,834
Incremental shares from assumed conversion of stock options and warrants	—	3,433

Pro forma diluted weighted average number of common shares	58,076	58,267

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 2, 2003	February 1, 2003
	(Unaudited)
ASSETS

Cash and cash equivalents	$63,333	$108,937
Receivables	15,074	14,303
Inventories	136,251	138,410
Deferred tax assets	3,492	14,492
Other current assets	6,366	7,459
Total current assets	224,516	283,601

Fixed assets, net	247,271	218,442
Goodwill	40,339	40,644
Other assets	14,404	12,168
	$526,530	$554,855

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$54,759	$61,308
Accrued expenses	111,938	106,831
Other current liabilities	1,953	2,411
Total current liabilities	168,650	170,550

Long-term debt, excluding current portion	140,022	190,500
Senior subordinated notes payable	170,000	170,000
Deferred rent and other liabilities	35,094	34,888
Total liabilities	513,766	565,938

Stockholders’ equity (deficit)	12,764	(11,083)
	$526,530	$554,855

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